Exhibit 99.1

From:	EnviroStar Inc.
290 NE 68 Street
Miami, FL 33138
Henry Nahmad (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 8:AM, Friday, May 15, 2015

EnviroStar, Inc. Announces Third Quarter Results

Miami, FL – May 15, 2015, – EnviroStar, Inc., (NYSE MKT: EVI), today reported revenues and earnings for the nine and three month periods ended March 31, 2015.

For the nine month period of fiscal 2015, revenues decreased by 7.6% to $22,998,307 from $24,878,136 for the same period of fiscal 2014.  Net earnings for the nine month period of fiscal 2015 increased by 13.4% to $1,380,334 or $.20 per share compared to net earnings of $1,217,754 or $.17 per share for the same period of fiscal 2014.

For the third quarter of fiscal 2015, revenues increased by 6.7% to $6,989,468 from $6,549,493 in the comparable period of fiscal 2014. Net earnings for the period increased by 37.3% to $431,961 or $.06 per share compared to net earnings of $314,677 or $.04 per share for the same period of fiscal 2014.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “We are pleased with the Company’s performance for both the nine and three month periods of fiscal 2015. While revenues for the nine months were impacted by a construction delay affecting a large installation, our earnings continued to improve for both periods due to better margins.” He also indicated that the delayed shipment will be shipped in the fourth quarter and should enhance that quarter’s performance.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended		Three months ended
	March 31,		March 31,
	2015	2014	2015	2014

Revenues	$22,998,307	$24,878,136	$6,989,468	$6,549,493

Earnings before income taxes	2,214,813	1,957,408	692,862	505,918
Provision for income taxes	834,479	739,654	260,901	191,241

Net earnings	$1,380,334	$1,217,754	$431,961	$314,677

Basic and diluted earnings per share	$.20	$.17	$.06	$.04
Weighted average shares outstanding: Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732